UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Chicago Mercantile Exchange Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communications were prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

The following communications were sent to Class B-1 shareholders on or after March 15, 2007 by the nominees for Class B-1 director:

March 15, 2007

Dear Fellow Class B-1 Shareholder,

Walking on to the floor for the first time almost 20 years ago, I remember the respect and amazement I felt, and a sense that something important was happening at the Chicago Mercantile Exchange (CME). My feelings have not changed. Over the next 20 years, I have come to understand the vital role CME plays in the global economy.

Today, I am honored to have been nominated to run for the Board of Directors of Chicago Mercantile Exchange Holdings Inc. to represent the CME B-1 Division. While working my way through college as a CME market reporter, I was fascinated with the Exchange and decided to learn all that I could about the futures industry. Since that time, I worked as an investigator in the CME Department of Regulation, gaining knowledge of an important aspect of our industry. However I knew that I had to get back to the floor. In 1995, I became a member of the exchange.

Over the past 12 years I have served on several CME committees, including Probable Cause, Business Conduct, New Member Orientation, Pit Committee and the Political Action Committee. As an active trader and broker, I have come to understand the needs of our customers and how the Exchange meets those needs. This experience will serve me well as a director of the CME Board.

I applaud many of the board actions that have resulted in the powerhouse position CME holds today. We could not be where we are without demutualization. I do, however, see room for improving the lines of communication between the CME Board, its members, FCMs, and shareholders. As a director, I would work hard to improve communication by seeking greater input from the entire CME community before important decisions are made that impact our industry. An immensely helpful forum, www.bsharebreakroom.com, has been created as a vehicle for members to discuss a variety of issues about our industry.

While CME Globex volume has exploded, many markets that still trade primarily through open outcry have seen their volume and open interest soar in the last few years as well. At least, for now, this tells me that the trading floor is still an important and viable place for incubating new contracts and growing others. Our Board has done an admirable job in balancing these two trading environments. However, I believe it is important for us to recognize that ultimately, our customers decide which environment suits their needs best.

I am very proud of what our Exchange has become. My goal as a member of the CME Board would be to work toward improved representation of our interests. Mine will be a strong, but reflective voice representing B-1 shareholder’s interests without impeding the strong and successful path CME is taking. I believe my experience has prepared me well to be that voice. I welcome any of your comments and suggestions. Please know that you can contact me anytime. You can find me in the Lean Hog Pit or my number is 773 330-5295, email – dhill41367@yahoo.com. It would be my privilege to serve you. Please vote for David G. Hill. Thank you.

Sincerely,

David G. Hill
DHIL
CME Member

*****

Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

*    *    *

You’ve heard the rest, now hear the best.

Dear Fellow Class B-1 Shareholders,

I am writing to ask for your vote in the upcoming Board of Director elections.

I’ve been a member of the Chicago Mercantile Exchange for 34 years and personally own five memberships. My family has owned a seat on the Exchange beginning in 1920 with my grandfather, who was one of the Founding Fathers, and continues with my children today. As a result, I have a strong investment, both financial and personal, in enhancing our current technologies while remaining rooted in tradition.

If elected B-1 Director, I will insure your voices are heard and will represent your concerns diligently.

I ask for your vote. Support me so I am able to support you.

Robert O. Kabat, Sr.

708-343-3330

ROK111@ameritech.net

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For those of you who are not aware, there is a website that has been created for concerned B shareholders. Please log on to: www.bsharebreakroom.com to voice your opinions. I will be monitoring your posts to obtain your valuable feedback so I can better represent you.

*****

Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

*     *     *

WILLIAM G. SALATICH, JR.

20 South Wacker Drive, 7 North, Chicago, Illinois 60606

E-mail: sal@cme.com    Floor Pager: 312-635-4925

Dear Fellow Class B–1 Shareholder,	March 15, 2007

Upon approval by the Department of Justice in regard to our acquisition and subsequent merger with the Chicago Board of Trade, the task will begin in earnest to move our trading floor to its’ new location. With your support in my reelection bid, this is an area where I can be of value.

During my past ten years of service on our board, one of my accomplishments has been to create productive working relationships with people; of particular importance during this relocation effort are the productive working relationships I have developed with management and fellow board members as well as those within CBOT. I plan on being hands on during this transition. We deserve to have an area created where our existing open outcry pits can continue to flourish. Booth space, sight lines, improved technology, adequately sized and positioned pits are some of what needs to be done properly. I became a member in 1975 and have been on the floor ever since. I have a very good understanding of the needs of our traders and our clearing firms. In addition, I can assure you I am always available and willing to listen to your concerns.

CME’s story has been remarkable and is not over. Expanding our presence in Europe and Asia has increased awareness and participation in our markets. Our continued alliances and partnerships with other companies as well as with foreign governments have created shareholder value which no one could have foreseen. The goal is clear; make CME the global leader in financial marketplaces. Our increasingly talented management team combined with the knowledge and diversity of our board makes CME well positioned to achieve this goal. Strategic planning remains paramount.

I hope you have seen our corporate branding campaign launched just a few months ago. The campaign has been well received and is an example of making a contribution to this strategic effort. As chairman of the Marketing & Public Relations Oversight Committee, I can speak on behalf of my committee members and management in saying we are very proud of this effort. Look for greater things to come.

In conclusion, I wish to make very clear my desire to continue to represent your interests. I have the energy, experience and enthusiasm to serve. I am very appreciative you have allowed me to be your voice on our board and I respectfully ask for your continued support. Please cast your vote for Bill Salatich (SAL) in this year’s election.

Sincerely,

SAL

(Please feel to contact me using the information in the letterhead above or by posting your comments on bsharebreakroom.com.)

(Please see reverse side for CME Holdings Inc. disclaimer.)

*****

Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

*    *     *

William G. Salatich, Jr.

20 South Wacker Drive, 7 North, Chicago, Illinois 60606

E-mail: sal@cme.com    Floor Pager: 312-635-4925

Dear             ,

March 15, 2007

It is again time for another CME B-1 Share election. You should have received a letter I wrote to all B-1 shareholders. This direct communication to you is to underscore my desire to have your support in this year’s election. I am fortunate to have served on the board of directors since 1996. It has been fascinating to have participated as a director during this time in our history. I am asking for your vote in this year’s election.

As a B-share director I wear more than one hat. Floor issues I have been involved with range from dual trading to booth space to serving as one of three Business Conduct chairman. I am chairman of the Marketing and Public Relations Oversight Committee. In addition, during my tenure I believe I have made contributions on behalf of clearing firm interests as well as the shareholder in general. The issue of concern for our floor population in the next year is the physical move to the CBOT building. I know I can assist all in this effort.

Throughout the years I have worked well with management and other board members and look forward to addressing the challenges of the future. Please consider me as your choice in this year’s election.

Sincerely,

Bill Salatich

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The following communications were sent to Class B-2 shareholders on or after March 15, 2007 by the nominees for Class B-2 director:

John D. Newhouse

Gator Trading Partners, LLC

175 West Jackson Blvd., Suite 420

Chicago, IL 60604

March 1, 2007

Dear Fellow B-2 Shareholder.

My name is John Newhouse and I am seeking to be elected as B share director of the Chicago Mercantile Exchange. I became a member at the Chicago Mercantile Exchange in 1974. Since 1979 I have spent 16 years serving on the Board of the CME. During this time I have been part of the Board launching the Eurodollar and the S & P Contracts, developing and launching the Globex electronic trading platform, and changing the CME into a publicly traded NY SE company. I have enjoyed being part of the decision making process that has accomplished these achievements.

Directors of the CME are charged with the goal of increasing shareholder value. I totally accept this and pledge that I will work to achieve this goal. I will work hard for all shareholders of our company. and promise that I will be accessible.

If you have any questions or opinions, please contact me at my office 312-604-8344, or via e-mail John.Newhouse@gatortrading.com. I would like to thank both the Chicago Mercantile Exchange and Bsbarebreakroom.com for helping me to distribute this letter.

Sincerely,

/s/ John D. Newhouse

John D. Newhouse

*****

Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

141 W. Jackson #1310A Chicago, Illinois 60604 P: 312.604.6026 F:312.604.6025	30 S. Wacker Drive #1108 Chicago, Illinois 60606 P: 312.638.6500 F:312.638.6531

Dear Fellow Class B-2 Shareholder,	March 15, 2007

Once again, I seek your support and vote for the election to the Board of Directors of Chicago Mercantile Exchange Holdings Inc.

Having the privileged opportunity to serve you for the past four years, gives me a great sense of pride and accomplishment. The tremendous growth in our product volume, the Globex trading agreement with the NYMEX to become the exclusive electronic trading service provider for their energy and metals products and the proposed merger with Chicago Board of Trade, is evidence of the dedication and commitment of the Board of Directors. The time has come for us to capitalize on our past performance and achievements and focus on the future profitability of our exchange and continue to create shareholder value for all of its shareholders (Both A & B).

While serving on the Board of Directors, many initiatives have been put in place to create a “Global Demand” for CME products and the increased benefits that come from exchange membership (See Attached). The fruits of these efforts are being realized. There have been approximately 160 purchases of B-2(IMM Trading Rights) since 2005, representing almost 20% of the B-2 shares. More global users of derivatives are moving their business from over-the-counter markets to regulated futures exchanges because of the use of electronic trading and its transparency. We are just starting to see the humble beginning of algorithmic trading (automatic trading systems) and I feel that the volume on all global electronic market places will grow exponentially. With volume increasing, the demand for memberships at CME and their preferred rates will become even more important in the next two years.

During my service on the Board, I always attempted to be open-minded, logical, rational, and above all fair. My previous terms on the Board and many various committees, have given me the experience and leadership qualities required for the position (see attached resume). I pledge to you my time, dedication, and commitment to serving this exchange. I will continue to live in the city during the week for the term of the directorship. This will make me accessible to you, the shareholder, at any time of the day or night. I will also be on both trading floors every day, and can be reached by phone at 312-638-6501 or by pager at 888-582-3142 at all times.

The future profitability of CME can only be limited by our own imaginations. I am committed to help discover and develop unique and challenging business opportunities that will benefit all shareholders. I encourage you to seek me out, just as I will be contacting you prior to the election, reading your idea’s and concerns on Bsharebreakroom.com, and finally; asking for your support.

Sincerely,

David J. Wescott (COT)

(CREATION OF GLOBAL DEMAND FOR

CME PRODUCTS AND MEMBERSHIP

INTERESTS)

1.	Benefits of Membership – CME Website lists information regarding the benefits of CME Membership. Exchange members benefit substantially from reduced transaction fees when trading products within their membership division. The essence of one page in particular can be realized by the following example;

-	Equity owners of a B-2 trading right, who trade 250 Round Turns in the CME Eurodollars on the CME® Globex® electronic trading platform could save approximately $120,000 per year in reduced fees. Leasing an IMM (B-2) membership with the same volume would result in an annual savings of approximately $50,000.

2.	In June 2003, CME adopted a rule requiring all new clearing firms to purchase all seven memberships (2CME-2IMM-210M-1GEM), unlike the previous requirement which allowed clearing firms to acquire half of the required memberships through assignment.

3.	European Incentive Program – I believe this initiative will continue to attract new customers to CME’s products and membership benefits allowing us to effectively compete with European futures exchanges.

4.	Asian Incentive Program – Similar to the European Program, this initiative’s aim is to attract new participants to the benefit of futures trading and to the CME product mix.

5.	Electronic Corporate Member (106R) (Holding Member)

This program as of December 31st, 2006 requires the purchase of one membership or the leasing of two memberships to participate in the program. This program alone has resulted in the purchase of numerous memberships in the last few years.

-	Initiatives 3,4 and 5 are developing the next generation of equity members. At certain volume levels the .25 differential per contract (In Eurodollars alone) will financially entice users to become equity members.

6.

In order to attract more participants to our markets, the Board reduced the A Share requirements for clearing. Over the past three years requirement of A Shares for clearing have been reduced from 72,000 to 8,000. The requirement for membership interest requirements have remained the same- requiring all seven memberships (B-Shares) for clearing. This reduction in A share requirements make the bar for entry that much more affordable to prospective clearing members and has put capital back into our current proprietary clearing members businesses, which in time should create higher trading volume, thus spawning demand.

7.	In early 2007, FXMarketSpace, the joint venture between CME and Reuters, will offer foreign exchange trading in over-the-counter products, targeting the estimated $2 trillion-a-day foreign exchange market. This joint venture will create the world’s first centrally cleared foreign exchange market place. It is my belief that many of the 3,500 institutions currently using Reuters Dealing 3000 Desktop will be using FXMarketSpace, and may seek the increased benefits of membership at CME. It is important to note that Reuters serves over 427,000 financial professionals worldwide.

8.	Electronic Corporate Member (106R)- (Volume incentive program) Transaction fees were raised and daily volume requirements were put in place to continue to capitalize on the success of the prior ECM Program. In the case of just one participant in the past ECM Program, eight memberships were purchased. This program has become the training ground for the next generation of equity owners.

9.	The Board of Directors created a Family of Funds Memberships Class for Hedge Funds. Again, Family of Funds creates a market for CME memberships. This requires that funds have one additional membership for every five of their funds within their group. There are currently more that 8,000 Hedge Funds with $1.3 trillion in assets under management.

The initiatives listed here provide a member of CME the opportunity to participate in decreased transaction fees, thus resulting in an increase of trading volume and shareholder value.

David J. Wescott (COT)

RESUME

Currently serving on the Board of Directors for a sixth two year term ending April of 2007. Managing Partner – Dowd Wescott Group. Formerly Assistant Vice-President, CME Floor Manager for Dean Witter Reynolds (1982-1984) and Assistant Vice-President, IMM Floor Manager for Merrill Lynch Futures (1979-1982). Member of the IMM since 1981 and elected to the IMM Nominating Committee in 1987. Past Chairman, Co-Chair or Vice-Chairman of Business Conduct Committee (Financial Division). Floor Practice (Financial Division), Trade Procedures Committee, Trade Procedures Order Liability, Leasing Committee, CFPF Nominating Committee, Floor Practices (Agricultural Division), Regulatory Oversight, Floor GLOBEX Issues Committee, Review Claims against Stotler & Co., Eurodollar Pit Committee, Broker Association, Floor Broker Qualification, Floor Orientation, Member Services, Interest Rate futures, Restaurant and Club, Trading/Dual Trading, Past member of the Executive Committee, Director of CFPF, Trade Procedures Committee, Committee on Governance, Strategic Planning, Leasing Committee, Independent Traders Committee, Membership and Education Oversight Committee, Physical Facilities Oversight Committee, Political Action Committee, Compensation and Benefits Committee, Committee to review Agricultural Markets, Emerging Markets Committee, and Eurodollar Futures Back Month Design Sub-Committee.

Also, past member of the Trading Procedures Brokerage Billing System, Physical Facilities, Upper Trading Floor Design Review (Interest Rate Quadrant), Upper Trading Floor Committee, Review Committee Structure, Common Goals (Physical Sub-committee), Physical Facilities Oversight Sub-committee, Interest Rate Focus Group, Euro Strip and Options Sub-committee, Political Action Committee, Committee to review Currency Hours, Harmonize Dual Trading/Top Step Rule, Trade Order Processing, Agricultural Steering (Sub), Member Coordination, Membership Committee (Division B & C), Review Eurodollar Order Entry Procedures, CME Universal Broker Station, Facility Coordination, Leasing, Out-trade Policy, Floor Practices (Financial Division), Floor Practices (Agricultural Division), T-Bill Pit, Multi-Pit, Special Pit Committees, Eurodollar Strip Trading Sub-committee, Ad Hoc Pit Design, Space Allocation (Financial Division), Review Committee Structure and Member of CFTC Regulatory Coordination Advisory Committee. Currently chairing or serving the following committees; Business Conduct, Membership, Electronic Transition, FCM, Pit Space Allocation, Regulatory Advisory Committee, and Vice Chairman CME/PAC. Attended Maywood Community Collage and Harper Community College majoring in Business Administration. Age 49, married for 28 years with one son, residing in Crystal Lake and Chicago, Illinois.

141 W. Jackson #1310A Chicago, Illinois 60604 P: 312.604.6026 F:312.604.6025	30 S. Wacker Drive #1108 Chicago, Illinois 60606 P: 312.638.6500 F: 312.638.6531

March 15, 2007

Dear IMM Member/B-2 Shareholder,

I have had the privilege of being a business partner with Dave Wescott for over seventeen years. I can personally testify that his moral and business ethics are above reproach. He has tremendous experience at the Board level and has tirelessly chaired and served on many of our most influential committees.

I, along with you, have witnessed the dedication and commitment that Dave has to the Chicago Mercantile Exchange. Dave is available every morning on the trading floors and has been willing to reach out to all members to discuss any and all topics no matter how divisive.

Dave is a director who speaks with a strong clear voice; he has made a positive contribution at the Board level and can be counted on to put the Exchange members and shareholders first.

Dave has been an equity member of CME for over 25 years. He has been personally responsible for guaranteeing a number of proprietary traders and has helped to finance the purchases of exchange memberships. Currently, Dave is a Managing Partner of the Dowd Wescott Group, which clears trades at the Chicago Board of Trade and Chicago Mercantile Exchange.

I hope you agree with me that we could not find a better representative for our interest. Please join me in supporting Dave in the upcoming election. If you have any question or need additional information, please feel free to contact me. If you would like to meet with Dave, feel free to approach him on the trading floors, or I would be happy to arrange a meeting at your convenience.

Thank you for your support in this matter.

Sincerely,

Michael Dowd
Managing Partner
Dowd Wescott Group LLC.

Michael P. Savoca

Member, Chicago Mercantile Exchange

30 S. Wacker Drive, Suite 1109

Chicago, IL 60606

March 15, 2007

Dear B-2 Shareholder,

Since leaving the trading pits in 1998, I have leased out one or all of my trading rights and I have watched the supply and demand for seat leases very closely.

Two years ago, Dave Wescott wrote in his re-election letter about the global demand for membership trading rights at the CME. Many of the electronic trading initiatives that were put into place by the Board have created an ever increasing demand for membership usage from the members trading via open outcry to members trading on the screen. As a result of these initiatives, there have been approximately 160 B-2 (IMM) trading rights which have changed ownership since the beginning of 2005. This is almost 20% of the 813 B-2 shares. If this trend continues, the supply of B-2’s for leases will most certainly decline. These memberships were purchased by new clearing members, hedge funds, proprietary trading firms, and individuals who started in the incentive programs.

The transition from open outcry trading to electronic trading in the IMM Division happened very fast. I believe the usage of memberships for electronic trading and the advent of automated trading systems will exponentially increase volume, thus creating demand for reduced transaction fees thru leases and purchases. This is evidenced by the fact that IMM membership values are near their record levels. The foresight of the Board to lower the threshold of CME A Share requirements has lowered the bar for entry for prospective clearing members, which has resulted in a demand for memberships.

Dave’s day to day duties as a managing partner of the Dowd Wescott Group allow him to interact with fellow members and Board members alike in an ever changing industry. Dave is committed to helping develop new and unique trading opportunities, creating demand for memberships as part of the exchange’s overall strategy to increase trading volume.

Please join me in supporting David Wescott in his bid to continue to represent you interest on Chicago Mercantile Exchange Board of Directors.

Sincerely,

Michael P. Savoca, OCA
312-638-6505

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on April 25, 2007. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s web site www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and other relevant material (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely be the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dear B-2 Shareholder/FCM,

We the undersigned have known and/ or served on the Board of Directors of Chicago Mercantile Exchange Inc. with David Wescott and can attest that his dedication and drive are second to none. His willingness to take on every responsibility big or small is the catalyst behind our supporting him in his candidacy for the Board of Directors of Chicago Mercantile Exchange Inc. Please join us in his quest to once again be a part of the leadership of this Exchange.

LARRY ROSENBERG

Chairman of the Board 1st Vice Chairman 2nd Vice Chairman Board of Director Legislative/Liaison Senior Policy Advisor 1991	1977-79 1976,83-88 1974-75 1970-93 1989-90

PATRICK MULCHRONE

Board of Director 2nd Vice Chairman	1991-96 1998-2001 1993-96

LOU SCHWARTZ

Board of Director 2nd Vice Chairman	1981-90 1983-85

MIKE DOWD

Board of Director	1995-98

JIM DUBOIS

Board of Director	1992-93

CRAIG NORRIS

Board of Director	1997

DENIS DUFFEY

Board of Director	1985-96

DOUG GERARD

Board of Director	1993-94

DON HUZINGA

Board of Director	1993-94

D. ROBERT JORDAN

Board of Director	1988-1995

MIKE MOSS

Board of Director	1991-92

NORMA NEWBERGER

Board of Director	1988-94

BOB PROSI

Board of Director	1988-2001

IRWIN ROSEN

Board of Director	1997-2001 1991-92

MIKE SAVOCA

Board of Director	1984-89

ANDY SCHREIBER

Board of Director	1985-86

DAVID SILVERMAN

Board of Director	1990-91 1995-2001

SCOTT SLUTSKY

Board of Director	1989-90

TOM STEWART

Board of Director	1990-93

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The following communications were sent to Class B-3 shareholders on or after March 15, 2007 by the nominees for Class B-3 director:

Dear Fellow Shareholder,

You have a clear choice this year for B-3 Director. I am asking for your vote.

There are many changes in store for the merged CME. You require an independent proven leader with cutting edge credentials and creative ideas. You need someone that can understand what market participants need to succeed in a new and transitional environment. We can no longer elect directors based on dated criteria.

Just like you, I trade on the screen and floor every day. Owning my membership is an essential part of my business. As a customer and shareholder, making it economical for you to conduct your business is important to me. Memberships have risen in value, but I believe it hasn’t been because of increased opportunities for you. The Leasing Program needs to be thoroughly examined. I have an international network of finance professionals that I can tap into to help CME. We need leadership with fresh ideas that can enhance the value of shares.

When deals and management issues come before the Board, I will utilize my skills gained as a University of Chicago MBA to rigorously analyze proposals and act accordingly. It is important that you have board members that can understand the changes and pressures facing CME, and the strategic response necessary to ensure continued success for you.

You need a versatile, broad based Board that can excel in many different arenas. As a former Director, I am familiar with the operations of CME. I have been pro-active in the press, publishing editorials in advocating CME and its position in the business world. Last September, I entertained 300 business professionals from 48 countries on the CME floor, and exposed them to both CME GLOBEX and open outcry trading. I will be doing this again in September 2007. This year, I brought Hollister Inc., a medical company, to the CME to learn about trading currency futures. The CME/PAC has been an integral part of my career since becoming a member in 1988. You should demand a representative that can articulate our benefits to a diverse, international group of executives, and I have been doing that my entire career at CME.

CME leaders are visible and on the radar screen of every major financial institution and the federal government. You need leaders with experience, knowledge and vision of how you and CME will strategically fit in a new environment. I have the tools to be that leader.

I ask that you cast your vote for me, Jeffrey Carter. It is important that you vote your share. You can respond to my letter at www.bsharebreakroom.com.

My qualifications to represent you are as follows:

CME Board of Directors 1999-2001

Equity Owner of CME (B-1) and IOM (B-3) shares; Independent Trader

Equity Owner of CME A shares

CME/PAC Director since 1997

Partner-Hyde Park Angels; a venture capital firm

B.S. University of Illinois, concentration in Marketing

M.B.A. University of Chicago Graduate School of Business

Sincerely,

Jeffrey R. Carter (CR) (jrcarter@mac.com)

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Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

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GARY M. KATLER

Dear Fellow Class B-3 (IOM) Shareholders:

2007 begins my 15th year representing Class B-3 (IOM) shareholders. My service on the Board has been a great privilege and I ask again for your vote.

During my Board tenure we have grown to become the preeminent futures exchange in the world. With shareholder support, the Board and management have accomplished much. CME is the clearing facility for the CBOT and the electronic market system for the NYMEX. The announced merger, which will bring together CME and the CBOT to form the CME Group, is moving towards completion. As you all know, we have said that this will bring tremendous efficiencies to the marketplace. We will transition the trading floors at CME over to 141 W. Jackson, the CBOT building. Also we have said that we will go on to a single electronic platform, which is CME Globex. This will build upon the efficiencies for us to remain competitive in an ever consolidating marketplace. I feel honored to be involved with the team of Board and management that have been able to deliver this historic agreement between CME and CBOT. This agreement is a vital part of our ongoing consolidation strategy. As I have done over the last 14 years as a member of your board of directors, I remain committed to working with the Board, management and members of the CME to do whatever is asked of me to see this through to successful completion.

In addition, we have extended our exclusive licensing agreement with Standard & Poors and NASDAQ. This will ensure that CME remains the preeminent exchange for transactions on U.S. equity benchmarks. We also made announcements on how we will broaden our portfolio into the OTC market when we acquired Swapstream. Swapstream is an electronic platform for the facilitation of Euro-denominated swaps. Also, with our new joint venture with Reuters we are going to create the first centrally cleared OTC market for the two plus trillion dollar a day cash FX market.

I feel these are very exciting and innovative new initiatives that CME has taken. Innovation is the lifeblood of this institution. New product innovation 25 years ago has led us to record volumes and record revenues today. So far in 2007, volume levels are again at a record pace.

During this election you may hear issues pertaining to the IOM described in negative terms. Let’s just get the facts straight. IOM memberships are trading at record prices. The demand for our leases is strong. Our electronic system is the most robust in the industry and our trading floors are world class.

This is a dynamic time and I feel a bright light shines on our future. How wonderful it is for me, as I have grown with the institution that I love so dearly. My hard work and practical judgment have helped contribute to our success and I ask for the opportunity to continue to serve you.

Sincerely,

Gary M. Katler, 312-638-3501

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Chicago Mercantile Exchange Holdings Inc. plans to file with the Securities and Exchange Commission and mail a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2007 Annual Meeting. Shareholders of Chicago Mercantile Exchange Holdings Inc. should read the proxy statement carefully when it becomes available because it will contain important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters.

Shareholders can obtain free copies of the proxy statement when it becomes available by contacting the Shareholder Relations and Membership Services Department, Chicago Mercantile Exchange Holdings Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders will be able to obtain free copies of the proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, Chicago Mercantile Exchange Holdings Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

Chicago Mercantile Exchange Holdings Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Chicago Mercantile Exchange Holdings Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.

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Additionally, Mr. Hill passed out to Class B-1 shareholders buttons with the following on or after March 15, 2007:

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Additionally, Mr. Kabat passed out to Class B-1 shareholders buttons with the following on or after March 15, 2007: